Exhibit 99.1

SOCKET MOBILE APPOINTS NELSON CHAN TO ITS BOARD OF DIRECTORS

NEWARK, Calif., – October 5, 2016 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today announced the appointment of Nelson C. Chan to its Board of Directors. Mr. Chan becomes a member of the Company’s Compensation Committee and of its Nominating Committee.

Nelson Chan, 55, served as the Chief Executive Officer of Magellan Corporation from 2006 to 2008, a leader in the consumer, survey, GPS and OEM GPS navigation and positioning markets. From 1992 through 2006 he served in various senior management positions with SanDisk Corporation, a global leader in flash memory cards, the most recent as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992 Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics. Mr. Chan serves as an independent director on several public companies including Synaptics, a worldwide developer and supplier of custom-designed human interface solutions, Adesto Technologies, a developer of innovative, low-power memory solutions, and Decker Brands, a global leader in designing, marketing and distributing footwear, apparel and accessories. Mr. Chan also serves on the board of directors of several private companies. Within the past five years, Mr. Chan previously served on the boards of Outerwall Inc.,a provider of automated retail solutions, and Affymetrix, which developed, manufactured and sold products and services for genetic analysis to the life science research and clinical healthcare markets. Mr. Chan holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of California at Santa Barbara and a Master’s degree in Business Administration from Santa Clara University in San Jose, California.

With the appointment of Mr. Chan, Socket Mobile’s board of directors consists of 5 independent directors and 2 management directors.

Charlie Bass, Chairman, commented, “We are pleased to welcome Nelson Chan as an independent member of Socket’s Board of Directors. He has participated in Board meetings for the past two years as an observer. His extensive management background with technology companies and his depth of experience as an independent director will make Nelson an invaluable addition to Socket’s Board,” Bass concluded.

About Socket Mobile:

Founded in 1992, Socket Mobile is a leading innovator of data capture and delivery solutions for enhanced productivity in retail point of sale, field service, healthcare, and other mobile markets. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners. Socket Mobile has a robust network of over 1,400 developers registered to use its software developer’s kit to add sophisticated barcode scanning to mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

Investor Relations Contact:	Socket Mobile Investor Contact:
Todd Kehrli / Jim Byers	Dave Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners. © 2016, Socket Mobile, Inc. All rights reserved.